Exhibit 5.1

October 2, 2013

Avianca Holdings S.A.

Aquilino de la Guardia

Calle No. 8, Panama City,

Republic of Panama

Re:         Legal opinion regarding the validity of shares issued by Avianca Holdings S.A.

Ladies and Gentlemen:

We have acted as special Panama counsel to Avianca Holdings S.A. (the “Company”), a corporation organized under the laws of Panama, in connection with the proposed offer and sale by the Company and certain selling shareholders (the “Selling Shareholders”) of American Depositary Shares, each comprised of preferred shares, for value $0.125 per share, of the Company (the “Preferred Shares”), in accordance with the Underwriting Agreement (the “Underwriting Agreement”) to be entered into among the Company; the Selling Shareholders ; and the several underwriters represented by JP Morgan Securities LLC and Citigroup Global Markets Inc., and under the Registration Statement on Form F-1 (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission, pursuant to the United States Securities Act of 1933, as amended.

We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of the Articles of Incorporation of the Company, as amended and/or restated as of the date hereof, such other statutes, records, certificates, agreements, documents and other instruments as we have deemed necessary or appropriate for purposes of the opinion hereafter expressed. As to various questions of the fact material to the opinion hereinafter expressed, we have relied, and to the extent we have deemed necessary or appropriate, without independent check or verification of their accuracy, on the representations and warranties of the Company contained in the records, certificates, agreements, instruments, documents and other instruments furnished or made available to us by the Company or the officers or other representatives of the Company. In making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photo static copies thereof, and the authenticity of the originals of such latter documents.

On the basis of and subject to the foregoing, we are of the opinion that the Preferred Shares (i) to be sold by the Selling Shareholders are duly and validly authorized, legally issued, fully paid and non-assessable and (ii) to be sold by the Company are duly and validly authorized, and when issued and sold pursuant to the Underwriting Agreement against payment of consideration set forth therein, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 of the Registration Statement and to the reference to use under the headings “Income Tax Consequences,” “Validity of Securities” and “Enforcement of Judgments” in the Prospectus that forms a part of the Registration Statement.

The opinions expressed herein are limited to the laws of Panama and we express no opinion as to the effect on the matters covered of the laws of any other jurisdiction. No member of this firm is an officer or director of the Company.

Sincerely,

ICAZA, GONZALEZ-RUIZ & ALEMAN

/s/ Alvaro A. Alemán H.

Alvaro A. Alemán H.